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    FORM 3           U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
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                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1. Name and Address of Reporting Person*

     OCM Principal Opportunities Fund, L.P.

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(Last)    (First)    (Middle)

333 South Grand Avenue, 28th Floor
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Los Angeles    California        90071

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(City)              (State)         (Zip)

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2.  Date of Event Requiring Statement
    (Month/Day/Year)

      May 12, 1999

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3.  I.R.S. Identification Number of Reporting
    Person, if an entity  (Voluntary)



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4.  Issuer Name and Ticker or Trading Symbol

     CollaGenex Pharmaceuticals, Inc.  "CGPI"

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5.  Relationship of Reporting Person(s) to
    Issuer (Check all applicable)

      Director                X  10% Owner
      Officer (give              Other (specify
               title below)             below)

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6.  If Amendment, Date of Original
    (Month/Day/Year)     N/A

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7.  Individual or Joint/Group Filing
    (Check applicable line)

     X  Form filed by One Reporting Person

        Form filed by More than One Reporting
        person


             Table I - Non-Derivative Securities Beneficially Owned

1. Title of   2. Amount of Securities  3. Ownership      4. Nature of Indirect
   Security      Beneficially Owned       Form: Direct      Beneficial Ownership
   (Instr.4)     (Instr 4.)               (D) or            (Instr.5)
                                          Indirect (I)
                                          (Instr. 5)

     N/A                 N/A                 N/A                 N/A


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative    2. Date            3. Title and Amount  4. Conversion   5. Ownership Form     6. Nature of Indirect
   Security (Instr. 4)       Exercisable        of Securities        or              of Derivative         Beneficial Ownership
                             and                Underlying           Exercise        Security:             (Instr. 5)
                             Expiration         Derivative           Price of        Direct (D) or
                             Date               Security             Derivative      Indirect (I)
                             (Month/Day/Year)   (Instr. 4)           Security        (Instr.5)

                             Date    Expir-     Title  Amount or
                             Exer-   ation             Number of
                             cisable Date              Shares


  Series D Cumulative      5/12/99   None       Common  1,609,090   $11.00 per           D                     N/A
                                                Stock


Explanation of Responses:


** Intentional misstatements or     OCM Principal Opportunities Fund, L.P.
omissions of facts constitute
Federal Criminal Violations.          By: Oaktree Capital Management LLC,
See 18 U.S.C. 1001 and 15 U.S.C.          its general partner
78ff(a)
                                        By:____________________________   _____
                                            Name:  Kenneth Liang          Date
                                            Title: Managing Director
                                                   and General Counsel


Note: File three copies of this Form,  one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.